UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2013

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Rosemary Ave., Suite 219 West Palm Beach, FL		33401
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (561) 465-0030

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 11, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Forward Industries, Inc. (the “Company”) approved the following bonus payments to Mr. Robert Garrett, Jr., Principal Executive Officer of the Company, and Mr. James O. McKenna, Principal Financial Officer of the Company, for services performed in the Company’s fiscal year ended September 30, 2013: a total bonus payment to Mr. Garrett of $100,000, consisting of a performance target-based bonus in the amount of $75,000 and an additional discretionary bonus of $25,000; and a total bonus payment to Mr. McKenna of $86,000, consisting of a performance target-based bonus in the amount of $63,000 and an additional discretionary bonus of $23,000. Half of Mr. McKenna’s bonus payment will represent a cash payout and the other half ($43,000) will be used to reduce a portion of Mr. McKenna’s bonus prepaid in the Company’s fiscal year ended September 30, 2012.  The Compensation Committee also increased Mr. Garrett’s base salary from $250,000 to $300,000, effective as of March 1, 2014.

The Compensation Committee further approved grants to Mr. Garrett and Mr. McKenna of incentive stock options (“ISOs”) to purchase shares of the Company’s common stock, par value $.01 per share, in the respective amounts of 25,000 ISOs to Mr. Garrett and 7,500 ISOs to Mr. McKenna.  The ISOs have an exercise price of $1.59 per share, the closing market price of the Company’s common stock on the grant date, and have a 10-year term and a three-year vesting period with equal installments on the first, second and third anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2013	By:	/s/ Robert Garrett Jr.
		Name:	Robert Garrett Jr.
		Title:	Principal Executive Officer